ARTICLES OF MERGER

OF

PACE HEALTH MANAGEMENT SYSTEMS, INC.

AND

CONMED HEALTHCARE MANAGEMENT, INC.

To the Secretary of State
State of Iowa

Pursuant to the provisions of the Iowa Business Corporation Act, the domestic business corporation and the foreign business corporation hereinafter named do hereby submit the following Articles of Merger.

FIRST: Annexed hereto and made a part hereof is the Agreement and Plan of Merger (the “Plan”) for merging Pace Health Management Systems, Inc., an Iowa corporation, with and into Conmed Healthcare Management, Inc., a Delaware corporation, as adopted by resolution adopted at a meeting by the Board of Directors of Pace Health Management Systems, Inc. on January 15, 2007, and by resolution adopted at a meeting by the Board of Directors of Conmed Healthcare Management, Inc. on February 21, 2007. The merger of Pace Healthcare Management Systems, Inc. with and into Conmed Healthcare Management, Inc. is to be effective upon the later of (i) the filing of these Articles of Merger with the Secretary of State of the State of Iowa and said Secretary of State shall have accepted such Articles of Merger; and (ii) the filing of an executed Certificate of Merger meeting the requirements of the Delaware General Corporation Law shall have been accepted by the Secretary of the State of Delaware and said Secretary of State shall have issued a Certificate of Merger.

SECOND: For Pace Health Management Systems, Inc., the designation, the number of outstanding shares, and the number of votes entitled to be cast by each voting group entitled to vote separately on the Agreement and Plan of Merger herein provided for, are as follows:

(i)    There were outstanding 8,316,074 shares of the common stock (the "Common Shares"), all of which were entitled to be cast on the Agreement and Plan of Merger. 8,316,074 votes were entitled to be cast by holders of Common Shares on the Agreement and Plan of Merger.

(ii)    There were outstanding 2,850,000 shares of Series A Preferred Stock (the "Series A Preferred Stock"), each of which had two votes per share and all of which were entitled to be cast on the Agreement and Plan of Merger. 5,700,000 votes were entitled to be cast by holders of shares of Series A Preferred Stock on the Agreement and Plan of Merger.

(iii)    There were outstanding 15,000 shares of the Series B Preferred Stock (the "Series B Preferred Stock"), all of which were entitled to be cast on the Agreement and Plan of Merger. 15,000 votes were entitled to be cast by holders of shares of Series B Preferred Stock on the Agreement and Plan of Merger.

(iv)    There were outstanding 8,000 shares of the Series C Preferred Stock (the "Series C Preferred Stock"), all of which were entitled to be cast on the Agreement and Plan of Merger. 8,000 votes were entitled to be cast by holders of shares of Series C Preferred Stock on the Agreement and Plan of Merger.

THIRD: For Pace Health Management Systems, Inc., the total number of votes cast for and against the Agreement and Plan of Merger herein provided for by each voting group entitled to vote separately on the said Agreement and Plan of Merger is as follows:

(i)    4,624,007 votes cast by holders of Common Shares were voted in favor of the Agreement and Plan of Merger. 11,757 votes cast by holders of Common Shares were voted against the Agreement and Plan of Merger.

(ii)    5,334,046 votes cast by holders of shares of Series A Preferred Stock were voted in favor of the Agreement and Plan of Merger. None were voted against.

(iii)   12,700 votes cast by holders of shares of Series B Preferred Stock were voted in favor of the Agreement and Plan of Merger. None were voted against.

(iv)   8,000 votes cast by holders of shares of Series C Preferred Stock were voted in favor of the Agreement and Plan of Merger. None were voted against.

FOURTH: The Plan and the performance of its terms, including, without limitation, the merger of Pace Health Management Systems, Inc. with and into Conmed Healthcare Management, Inc., were duly approved by the shareholders of Pace Health Management Systems, Inc., and by each separate voting group thereof voting on the Plan as required by the Iowa Business Corporation Act and the Articles of Incorporation of said corporation.

FIFTH: The Plan and the performance of its terms, including, without limitation, the merger of Pace Health Management Systems, Inc. with and into Conmed Healthcare Management, Inc., were duly authorized by all action required by the laws under which Conmed Healthcare Management, Inc. is organized and governed, and by all action required under its certificate of incorporation and other organizational documents.
Executed on this 13th day of March, 2007.

Pace Health Management Systems, Inc.

By: /s/ Richard Turner
Name of officer: Richard Turner
Title of officer: President

Conmed Healthcare Management, Inc.

By: /s/ Richard Turner
Name of officer: Richard Turner
Title of officer: President